UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 14, 2016

CALIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-34674	68-0438710
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 N. McDowell Boulevard, Petaluma, California		94954
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (707) 766-3000
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On April 14, 2016, the parties in the class action litigation captioned Chen v. Howard-Anderson, et al. (C.A. No. 5878-VCL) entered into a memorandum of understanding of a settlement in principle (“Settlement”) to resolve the claims pending before the Delaware Court of Chancery and related claims. This litigation, relating to Calix, Inc.’s acquisition of Occam Networks, Inc., is described in further detail in Calix’s annual report on Form 10-K for the year ended December 31, 2015 (the “10-K”).
If the Settlement becomes final, the total settlement consideration paid for the benefit of the settlement class would be $35 million. Under the Settlement terms, Calix would not be responsible for contributing any portion of the settlement consideration. Calix did not previously accrue any estimated loss in connection with this action and, as a result of the Settlement, will not recognize any loss related to this action. Further, as previously disclosed in Calix’s 10-K, Calix incurred certain defense costs for which its insurance carriers denied coverage. These costs were recorded as operating expense on Calix’s income statement in the periods incurred. In connection with the Settlement, Calix will receive approximately $4.5 million in partial recovery of such costs.
The Settlement is subject to approval by the court of notice to the class and settlement hearing before the court.
Calix and the defendants have denied and continue to deny each and all of the claims alleged in the litigation, and the Settlement does not assign or reflect any admission of fault, wrongdoing or liability as to any defendant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 18, 2016	CALIX, INC.

		By:	/s/ William J. Atkins
William J. Atkins
Chief Financial Officer